Exhibit 10.2

EXHIBIT B

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into as of this 21st day of December, 2009, by and between Subramanian “Sundi” Sundaresh (the “Consultant”) and Adaptec, Inc. (the “Company”). The Company and Consultant are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Consultant is a highly experienced executive and a former officer of the Company, with unique knowledge and expertise concerning the assets, business strategy and management of the Company;

WHEREAS, the Company and Consultant have concurrently entered into that certain Separation Agreement, dated as of December 16th, 2009 (the “Separation Agreement”), pursuant to which Consultant’s employment with the Company and its affiliates terminated effective January 4, 2010; and

WHEREAS, the Company and Consultant desire that Consultant provide the Company with services relating to the Company’s business and operations.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1. Engagement. The Company hereby engages Consultant, and Consultant agrees to provide certain consulting services to the Company, in accordance with the terms, and subject to the conditions, of this Agreement.

2. Consulting Period. During the period commencing on the day following the Separation Date, as defined in the Separation Agreement, (the “Effective Date”) and ending on December 31, 2010, or such earlier date on which Consultant’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Consultant shall, at the Company’s request, provide consulting services to the Company and its affiliates as set forth in Section 3 below (the “Consulting Services”). As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling or under common control with the Company.

3. Services To Be Provided. Consultant shall from time to time provide Consulting Services to the Company and its affiliates with regard to the business and operations of the Company and its affiliates. Consultant shall provide the Consulting Services at the request of the Chief Executive Officer or any of his or her designees. Consultant shall report directly to the Company’s Chief Executive Officer. Consultant shall hold himself available at reasonable times and on reasonable notice to render the Consulting Services during the Consulting Period; provided, however, that the Consulting Services rendered by Consultant during January 2010 may be on a full time basis, and thereafter, Consulting Services rendered shall not exceed 60 hours each calendar month until March 31, 2010. After March 31, 2010, Consultant shall make

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

his best efforts to be available to the Company to provide Consulting Services on an as needed basis. Without limiting the foregoing, Consultant shall, upon the reasonable request of the persons specified above, (a) consult with the Company with respect to all matters concerning the Company and its affiliates in which Consultant had personal involvement during his period of employment with the Company, (b) assist the Company and its affiliates in the negotiation and consummation of business matters and prospects pending at the time of his termination and thereafter, and (c) cooperate with and assist the Company in undertaking and preparing for the sale or other disposition of certain operating assets of the Company and its business operations.

4. Non-Exclusive Relationship. The Consulting Services being provided by Consultant are on a non-exclusive basis, and Consultant shall be entitled to perform or engage in any activity not inconsistent with this Agreement or otherwise prohibited by Section 11 of this Agreement. Moreover, the Company shall be permitted to engage any other individual or firm as an investment banker, broker, consultant or other professional advisor during the Consulting Period.

5. Compensation. The Company shall pay Consultant the following compensation for the Consulting Services provided hereunder:

(a) Consulting Fee. During the Consulting Period, the Company shall pay Consultant a fee of $500 per hour for Consulting Services (the “Consulting Fee”). Consultant shall submit an invoice to the Company on a monthly basis not later than the 10th day following the last day of such month, reasonably detailing time expended and a description of the nature of the Consulting Services rendered. The Company shall pay Consultant the Consulting Fee for such services promptly, but in no event later than 20 days following Consultant’s submission of an invoice with respect to which such services are performed.

(b) Success Fees. In addition to the Consulting Fee, the Company shall pay to Consultant the success fees pursuant to the terms set forth on Schedule A hereto (each, a “Success Fee”). Schedule A may be amended or supplemented from time to time by a written instrument signed by each of the Parties.

(c) Tax Obligations. Consultant shall be responsible for the payment of all taxes, interest and penalties owed on all amounts paid to Consultant by the Company hereunder (including any taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Consultant harmless from any or all of such taxes, interest or penalties.

6. Reimbursable Costs. The Company shall reimburse Consultant in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services during the Consulting Period, payable within 30 days of receipt of an invoice; provided that the invoice is provided to the Company no later than two months prior to the end of the calendar year immediately following the year in which the expense was incurred. The amount of any reimbursements that constitute compensation in one year shall not affect the amount of reimbursements constituting compensation that are eligible for payment or reimbursement in any other year, and Consultant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

7. Duties of the Company. The Company shall (a) grant Consultant access to a cell phone, email, laptop, records, files, office space, employees and consultants as reasonably required for Consultant to perform the Consulting Services contemplated herein; and (b) pay to Consultant the amounts due to Consultant within the time periods specified herein.

8. Duties of Consultant. Subject to Section 3 and Section 11 of this Agreement, Consultant shall (a) comply with all applicable federal, state and municipal laws and regulations required to enable Consultant to render to the Company the Consulting Services called for herein; and (b) upon termination of the Consulting Period, return to the Company all Company property in Consultant’s possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, laptops, computers, personal digital assistant (PDA) devices, manuals, books, notebooks, financial statements, reports and the additional items specified in Section 11(a) of this Agreement.

9. Retention of Authority. Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations and assets of the Company and its affiliates. Consultant shall not knowingly violate any rules or policies of the Company applicable to Consultant or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of the Agreement, delegate to Consultant any of the powers, duties or responsibilities vested in the Company or its affiliates by law or under the organizational documents of the Company or its affiliates.

10. Independent Consultant Status. In performing the Consulting Services herein, the Company and Consultant agree that Consultant shall at all times be acting solely as an independent contractor and not as an employee of the Company. The Parties acknowledge that Consultant was, prior to the Effective Date, an employee of the Company, serving as Chief Executive Officer of the Company, but that such employment relationship has terminated immediately prior to the effectiveness of this Agreement. The Company and Consultant agree that Consultant will not be an employee of the Company or its affiliates during the Consulting Period in any matter under any circumstances or for any purposes whatsoever, and that Consultant and not the Company shall have the authority to direct and control Consultant’s performance of his activities hereunder. The Company shall not pay, on the account of Consultant or any principal, employee or contractor of Consultant, any unemployment tax or other taxes, required under the law to be paid with respect to employees; nor shall the Company withhold any monies from the fees of Consultant for income tax purposes; nor shall the Company provide Consultant, in his capacity as such, or any principal, employee or contractor of Consultant with any benefits, including pension, retirement, or any kind of insurance benefits, including workers compensation insurance. Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Consultant, nor to authorize either Party to act as general or special agent of the other Party in any respect.

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

11. Covenants.

(a) Confidential Information. During the Consulting Period and thereafter, Consultant shall not use or disclose any Confidential Information (as defined below), except on behalf of the Company in furtherance of Consultant’s good faith performance of his duties during the Consulting Period. “Confidential Information” means information concerning the Company and its business that is not generally available outside of the Company, and includes (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and processes of the Company; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and the Company’s cost information; (vi) the Company’s personnel data; (vii) the Company’s business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. The foregoing shall not apply to information that (A) was generally available to the public prior to its disclosure to Consultant; (B) becomes generally available to the public subsequent to disclosure to Consultant through no breach by Consultant or any representative of Consultant of this provision; (C) was made or becomes available to Consultant from a third party that, to the knowledge of Consultant, is not subject to an obligation of confidentiality to the Company with respect to such information; (D) Consultant is required to disclose by applicable law, regulation or legal process (in which event Consultant will, to the extent permissible, give the Company prompt notice of such legal process in order to permit the Company to seek appropriate protective orders) or (E) the Company sells to a third party through a Sale of Operations or Transaction (as such terms are defined in Schedule A hereto) to the extent that Consultant becomes an employee of that third party. Consultant shall deliver to the Company at the termination of the Consulting Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Company which he may then possess or have under his control. Consultant’s obligations under this Section 11(a) are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which Consultant may have to the Company under general legal or equitable principles, and federal, state or local law. For purposes of this Section 11, the term “Company” means the Company, its affiliates, their respective predecessors.

(b) Acknowledgements. Consultant agrees and acknowledges that the promises and obligations made by the Company in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 5 hereof) constitute sufficient consideration for the covenants contained in this Section 11. Consultant further acknowledges that it is not the Company’s intention to interfere in any way with his employment or consulting opportunities, except in such situations where the same conflict with the legitimate business interests of the Company. Consultant agrees that he will notify the Company in writing if he has, or reasonably should have, any questions regarding the applicability of this Section 11.

(c) Enforcement. Because Consultant’s services are unique and because Consultant has access to Confidential Information and work product, the Parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of this Section 11

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

were not performed in accordance with its specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company shall be entitled, in addition to other rights and remedies existing in its favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to seek to enforce such provisions specifically (without posting a bond or other security). If, at the time of enforcement of this Section 11, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period and scope is reasonable under such circumstances shall be substituted for the stated period and scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law. The provisions of this Section 11 shall survive any termination of this Agreement.

12. Termination. The Company may immediately terminate this Agreement and Consultant’s services hereunder at any time and for any reason. In the event of such termination, Consultant shall be entitled to receive (at the time set forth in Section 5 above and Schedule A, as applicable) all earned but unpaid Consulting Fees and Success Fees through the date of termination and any unpaid Success Fee the payment date for which is on or prior to the termination date, and except as set forth in the following sentence, shall have no further rights to payment of any consulting fees (including Success Fees) or other compensation hereunder. Notwithstanding the foregoing, in the event of a termination of Consultant’s services by the Company without Cause (as defined below) during the Consulting Period, or material breach of this Agreement by the Company, Consultant shall be entitled to receive the full amount of his unpaid Consulting Fees and any unpaid Success Fees, regardless of whether Consultant is providing services on the proposed payment dates, including, without limitation, upon the closing of a Sale of the Company on or prior to December 31, 2010. In the event of such termination, such Consulting Fees shall be paid to Consultant in a single lump sum on the termination date and such Success Fees shall be paid to Consultant at the applicable times set forth on Schedule A. For purposes of this Section 12, Cause shall mean (i) Consultant’s indictment for or conviction of an act of fraud or dishonesty resulting in material economic or financial injury to the Company or its affiliates; or (ii) Consultant’s material breach of any of his material obligations under this Agreement with five (5) days of Notice and opportunity to cure.

13. Indemnification. The Company agrees to indemnify and hold harmless Consultant from and against any and all claims, demands, actions, suits, proceedings, settlements (subject to the Company’s reasonable agreement), judgments, liabilities, losses, damages, costs and expenses, including reasonable attorneys fees and litigation expenses, based upon or arising out of any of the activities described in this Agreement, where any such claims, demands, actions, suits, proceedings, settlements, judgments, liabilities, losses, damages, costs or expenses are directly or indirectly caused by (i) any action of Consultant within the scope of his authority under this Agreement, (ii) the gross negligence or willful misconduct of the Company, any of its affiliates or any of their respective employees or (iii) the material breach of any provision hereof by the Company. Consultant agrees to indemnify and hold harmless the Company from and against any and all successful claims, demands, actions, suits, proceedings, settlements (subject to the Company’s reasonable agreement), judgments, liabilities, losses, damages, costs and expenses, including reasonable attorneys fees and litigation expenses, based upon or arising out

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

of the activities described in this Agreement, where any such claims, demands, actions, suits, proceedings, settlements, judgments, liabilities, losses, damages, costs or expenses are caused by (i) the gross negligence or willful misconduct of Consultant or (ii) Consultant’s material breach of this Agreement, provided that the liability of Consultant under this Section 13 shall be limited to the amount of the Consulting Fees and Success Fees actually paid to Consultant hereunder.

14. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, arrangements, agreements, understandings, representations and statements, whether oral or written, with respect to understanding or agreement, other than the Separation Agreement, all of which are merged herein and shall be of no further force or effect. No Party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention unless set forth herein or in an instrument or other writing delivered hereafter and signed by the Party to be bound thereby. Each of the Parties acknowledges and represents that, except as specifically set forth in this Agreement (or in the Separation Agreement) or in an instrument or other writing delivered hereafter and signed by the Party to be bound thereby, such Party has not received any representations, warranties or promises by any person as a means of inducing it to enter into this Agreement, and further acknowledges and represents that it does not enter into this Agreement in reliance upon any oral or written representation, warranty or promise of any person or entity that is not specifically set forth in this Agreement (or in the Separation Agreement) or in such instrument or other writing delivered hereafter and signed by the Party to be bound thereby.

(b) Amendments. No provision of this Agreement may be amended, modified or waived except by a written instrument signed by each of the Parties hereto (or, in the case of a waiver, by the Party against whom enforcement of the waiver is sought).

(c) Successors. This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Consultant. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of the Company’s business and/or assets to assume this Agreement expressly in writing (and deliver a copy to Consultant) and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of California.

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

(e) Effect of Waivers and Consents. No waiver of any default or breach by any Party hereto shall be implied from any omission by a Party to take any action on account of such default or breach if such default or breach persists or is repeated and no express waiver shall affect any default or breach other than the default or breach specified in the express waiver, and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Agreement by a Party shall not be construed to be a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by any Party shall not be deemed to waive or render unnecessary the consent to or approval of said Party of any subsequent or similar acts by a Party.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

(g) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Consultant: at Consultant’s most recent address on the records of the Company;

If to the Company: Adaptec, Inc., 691 South Milpitas Blvd., Milpitas, California, 95035 Attention: Chairman and Chief Executive Officer;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(i) Confidentiality. Each Party agrees that, except as otherwise set forth in this Agreement or required to enforce this Agreement or provided by law or unless compelled by an order of a court, he or it shall keep the contents of this Agreement confidential and further agrees to refrain from generating or participating in any publicity statement, press release, or other public notice regarding this Agreement without the prior written consent of the other Party unless required under applicable law or by a court order. The provisions of this paragraph shall survive any termination of this Agreement.

(j) Exclusive Jurisdiction. Each Party (i) agrees that any action arising out of or relating to this Agreement or the transaction provided for herein shall be brought exclusively in the courts of the State of California, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

(k) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of his choice prior to the execution of this Agreement. Without limiting the generality of the foregoing, Consultant acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(l) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Consultant notifies the Company (with specificity as to the reason therefor) that Consultant believes that any provision of this Agreement would cause Consultant to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Consultant, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties agree that the Success Fees described in Section 5(b) and Schedule A, Objective #1 and Objective #2, hereto are subject to the so-called short-term deferral rule under Section 409A.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

ADAPTEC, INC.

/s/ MARY L. DOTZ
By: Mary L. Dotz
Title:	CFO

CONSULTANT

/s/ SUBRAMANIAN SUNDARESH
Subramanian Sundaresh

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

SCHEDULE A

OBJECTIVE #1 Sale of Operations

•	Business Objective: The Sale of Operations (defined below) of the Company.

•

Success Fee: Within ten (10) days of the earlier of (i) full execution of an agreement for a Sale of Operations, or (ii) February 28, 2010, the Company shall pay to Consultant a cash incentive of $225,000.

OBJECTIVE #2 Additional Incentive for the Sale of Operations

•	Business Objective: The Sale of Operations of the Company for Consideration (defined below) greater than $[******].

•

Success Fee: Within ten (10) days of full execution of a definitive agreement for the Sale of Operations for Consideration greater than $[******], the Company shall pay to Consultant an additional cash incentive of $382,500. Such payment shall be made regardless of whether the Transaction (defined below) closes.

OBJECTIVE #3 Additional Incentive for the Sale of Operations

•	Business Objective: The Sale of Operations of the Company for Consideration greater than $[******].

•

Success Fee: Upon full execution of a definitive agreement for the Sale of Operations for Consideration (defined below) (the “Sale Agreement”) greater than $[******], the Company shall grant to Executive shares of the Company’s Restricted Stock, pursuant to the Adaptec, Inc. 2004 Equity Incentive Plan, which shall immediately vest, in accordance with the schedule below, provided that if Consultant is not eligible for a grant under such Plan, the grant shall be equal to the cash equivalent of such Restricted Stock:

Consideration for Sale of Operations	Number of Shares Granted and Vested Upon Sale
$[******]-$[******]	125,000
$[******]-$[******]	175,000
$[******]-$[******]	200,000
$[******] or more	250,000

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

Such grant or payment shall be made regardless of whether the Transaction (defined below), as contemplated in the Sale Agreement, closes.

DEFINITIONS:

•	Sale of Operations means a sale of substantially all the operating assets of the Company, excluding cash, real property and intellectual property not sold in the Transaction.

•

Consideration means the gross value of all cash, securities and other properties paid or payable, distributed, contributed, or to be distributed or to be contributed, directly or indirectly, to the Company or any affiliates, shareholders or others in one transaction or in a series or combination of transactions, in connection with the Transaction (defined below) or a transaction related thereto (including, without limitation, amounts paid (A) pursuant to covenants not to compete or similar arrangements and (B) to holders of any warrants, stock purchase rights, convertible securities or similar rights and to holders of any options or stock appreciation rights, whether or not vested). Consideration shall also include the value of any long-term liabilities (including the principal amount of any indebtedness for borrowed money, preferred stock obligations, any pension liabilities and guarantees) indirectly or directly assumed or acquired, or otherwise repaid or retired, in connection with or in anticipation of the Transaction. Consideration shall include (i) all amounts paid into escrow, provided that any amounts to be paid contingent upon future events will be included in Consideration based on the expected value of such payments to be agreed upon in good faith by both parties and (ii) amounts loaned to, invested in or contributed to the Company or any other entity in connection with a Transaction. If the Consideration to be paid is computed in any foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. dollars at the prevailing exchange rate on the date or dates on which such Consideration is paid.

•

Transaction means whether in one or a series of transactions, (i) the sale, transfer or other disposition, directly or indirectly, of all or a significant portion of the business, assets (other than cash) or securities of the Company, whether by way of a merger or consolidation, dividend, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment or partnership, collaborative venture or otherwise, or any other extraordinary corporate transaction involving the Company, or any of its affiliated entities, (ii) any merger, consolidation, sale of assets, reorganization or other business combination pursuant to which the business of a specific counterparty is combined with that of the Company or one or more persons formed by or affiliated with the Company, or (iii) any changes, additions, amendments or other alterations to the Company’s Corporate Charter, Bylaws, Board of Directors composition, or other corporate governance structures and provisions which are made explicitly in preparation or execution of items (i) or (ii).

The symbol [******] is used to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.